Velocity Express Corporation 8-K

Exhibit 99.1

U.S. FEDERAL COURT APPROVES SALE OF VELOCITY EXPRESS TO COMVEST

•	Sale Officially Approved on November 3, 2009
•	ComVest to Become New Majority Owner of Velocity Express
•	Transaction Eliminates Over $100 million of Debt
•	Velocity Believes it Will Have One of Industry’s Strongest Balance Sheets

WESTPORT, Conn. November 4, 2009 – Velocity Express Corporation (OTC:VEXP.PK), the nation's largest provider of time definite regional delivery solutions, announced that the sale of the Company's operating assets (“Velocity” or the "Company”) to a subsidiary (“ComVest”) of ComVest Investment Partners III, L.P., a leading private investment firm with a proven track record in the transportation industry, has officially been approved by the United States Bankruptcy Court for the District of Delaware pursuant to Section 363 of the U.S. Bankruptcy Code.  The sale order confirming the Court’s approval was entered on November 3, 2009.

The Court approved the sale following a post-petition auction process and a global settlement by Velocity with its unsecured creditors.  Pursuant to the terms of the sale, ComVest will become the Company’s new majority owner and the Company’s balance sheet will be significantly deleveraged.

Vincent A. Wasik, Velocity's Chairman and Chief Executive Officer, stated, “This is a momentous event in the history of our company.  With ComVest as our new owner and partner, we believe we will now have the financial and operational support we need to grow our business aggressively and profitably.  We are dedicated to continuing to provide excellent service to our customers as well as a dynamic and rewarding work environment for our employees and independent contractors.”

“This transaction will reduce the burden of our legacy liabilities by eliminating over $100 million of debt, creating a financially stronger, well capitalized company.  With a better financial position, we will continue to be able to pursue large business development opportunities, and increase our investment in technology and services to benefit our valued Customers.  Thanks to the continued support and hard-work of our more than 3,300 dedicated Employees and Independent Contractors, we expect this transition to be seamless to our Customers.”

Jose Gordo, a Partner at ComVest, said, “We are committed to making Velocity a dominant logistics services company.  With our support, we believe that the Company will now have one of the strongest balance sheets in its industry, positioning it optimally to provide continuing top quality service to its solid existing customer base and to target new significant business development opportunities from large customers looking for customized, efficient logistics solutions.  We are also optimistic that our extensive experience in the transportation and logistics industry and the operational contributions we intend to make will yield positive results for the Company, and its customers, employees and independent contractors.”

Additional information about the Velocity Express sale is available at the Company’s web site, www.velocityexpress.com under Company Info.

About ComVest
The ComVest Group is a leading private investment firm focused on providing debt and equity solutions to lower middle-market companies with enterprise values of less than $350 million. Since 1988, The ComVest Group has invested more than $2 billion of capital in over 200 public and private companies worldwide. Through its extensive financial resources and broad network of industry experts, The ComVest Group is able to offer our companies total financial sponsorship, critical strategic support, and business development assistance.

About Velocity Express
Velocity Express has one of the largest nationwide networks of regional, time definite, ground delivery service areas, providing a national footprint for customers desiring same day service throughout the United States. The Company's services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system.

Forward Looking Statements

Certain statements in this press release, and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance that are not historical facts, as well as management’s expectations, beliefs, plans, objectives, assumptions and projections about future events or future performance, are forward looking statements within the meaning of these laws. Forward-looking statements include statements that are preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” or similar expressions. These statements are based on beliefs and assumptions of the Company’s management, which in turn are based on currently available information. These assumptions could prove inaccurate.

Forward-looking statements are also affected by known and unknown risks that may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the Company to control or predict as identified in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 28, 2008 as well as in the other documents that the Company files from time to time with the Securities and Exchange Commission. Management believes that the forward-looking statements contained in this release are reasonable; however, undue reliance should not be placed on any forward-looking statements contained herein, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to publicly update any of them in light of new information or future events.  Accordingly, no assurances can be given that the transactions described in this press release will be consummated or approved by the Bankruptcy Court or as to the timing of such events.

CONTACT:
Marshall Griffin – 561-727-2052